Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:

Carol Raeburn, Senior Director, Investor Relations, phone: 510/572-4450, e-mail: carol.raeburn@lamresearch.com

Lam Research Corporation Announces Financial Results for the Quarter Ended September 27, 2009

FREMONT, Calif., October 21, 2009—Lam Research Corporation (NASDAQ: LRCX) highlights for the September 2009 quarter were:

(in thousands, except per share data and percentages)

— Revenue:		$318,548

— Operating Margin:	U.S. GAAP:	9.2%	Ongoing:	2.5%

— Net Income:	U.S. GAAP:	$16,797	Ongoing:	$4,181

— Diluted EPS:	U.S. GAAP:	$0.13	Ongoing:	$0.03

Lam Research Corporation today announced financial results for the quarter ended September 27, 2009. Revenue for the period was $318.5 million, gross margin was $136.8 million and net income was $16.8 million, or $0.13 per diluted share, compared to revenue of $217.8 million, gross margin of $67.8 million and net loss of $(88.5) million, or $(0.70) per diluted share, for the June 2009 quarter. Shipments for the September 2009 quarter were $355 million compared to $246 million during the June 2009 quarter.

The Company’s ongoing results for the September 2009 quarter exclude certain costs for previously announced restructuring activities and the finalization of a portion of certain liabilities for Internal Revenue Code Section 409A related expenses. The Company’s ongoing results for the June 2009 quarter excluded certain costs for previously announced restructuring activities and asset impairments, a legal judgment, a non-cash goodwill impairment charge, certain one-time contract termination costs, a net tax expense for valuation allowance, net tax expense on resolution of certain tax matters, and interest and legal fees related to Internal Revenue Code Section 409A tax expenses. Management uses the presentation of ongoing gross margin, ongoing operating expenses, ongoing operating income (loss), ongoing operating margin, ongoing net income (loss), and ongoing net income (loss) per diluted share to evaluate the Company’s operating and financial results. The Company believes the presentation of ongoing results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investor’s ability to view the Company’s results from management’s perspective. A table presenting a reconciliation of ongoing results to results under U.S. GAAP is included at the end of this press release and on the Company’s web site.

Ongoing net income was $4.2 million, or $0.03 per diluted share in the September 2009 quarter compared to ongoing net loss of $(57.0) million, or $(0.45) per diluted share, for the June 2009 quarter. Ongoing gross margin for the September 2009 quarter was $131.3 million or 41.2%, compared to ongoing gross margin of $67.8 million, or 31.1%, for the June 2009 quarter. The sequential increase in gross margin was primarily due to improved factory and field utilization as a result of increased business volume and a more favorable product mix. Ongoing operating expenses for the September 2009 quarter increased to $123.3 million compared with the June 2009 quarter of $114.3 million. This increase was primarily the result of one-time credits against spending realized in the June 2009 quarter, planned additional spending on R&D programs and additional employee variable compensation as a result of higher profit levels.

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Lam Announces Financial Results for the September 2009 Quarter

The geographic distribution of shipments and revenue during the September 2009 quarter is shown in the following table:

Region	Shipments	Revenue
North America	10%	9%
Europe	6%	7%
Japan	18%	18%
Korea	24%	23%
Taiwan	31%	29%
Asia Pacific	11%	14%

Cash and cash equivalents, short-term investments and restricted cash and investments balances were $761.2 million at the end of the September 2009 quarter, compared to $757.8 million at the end of the June 2009 quarter. Cash flows from operating activities were approximately $2.7 million during the September 2009 quarter. Deferred revenue and deferred profit balances at the end of the September 2009 quarter were $89.7 million and $55.6 million, respectively. Lam’s deferred revenue balance does not include shipments to Japanese customers, to whom title does not transfer until customer acceptance. Shipments to Japanese customers are classified as inventory at cost until the time of acceptance. The anticipated future revenue from shipments to Japanese customers was approximately $23 million as of September 27, 2009.

“Lam Research had strong shipments and revenue performance in the September quarter, allowing the Company to return to profitability and generate positive cash flow once again. As business conditions improve, we continue our focus on developing leading-edge solutions for our customers while responding rapidly to meet their current production needs,” said Steve Newberry, Lam’s president and chief executive officer. “As we look forward to an improved business environment, we would like to thank our employees for their personal sacrifice during the downturn and their continued commitment to the success of Lam Research,” Newberry concluded.

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Lam Announces Financial Results for the September 2009 Quarter

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the anticipated revenue from shipments to Japanese customers, Lam’s focus on developing leading edge solutions while responding to customer production needs, and Lam’s projections for future business conditions and an improved business environment. Some factors that may affect these forward-looking statements include: business conditions in the semiconductor industry and the overall economy, and the efficacy of Lam’s plans for reacting to those conditions, changing customer demands, the actions of Lam’s competitors, and the challenges presented by the development and marketing of new products. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 28, 2009, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam is a NASDAQ-100® company. For more information, visit www.lamresearch.com.

Consolidated Financial Tables Follow

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Lam Announces Financial Results for the September 2009 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

(unaudited)

	Three Months Ended
	September 27, 2009	June 28, 2009	September 28, 2008
Total revenue	$318,548	$217,764	$440,361
Cost of goods sold	187,233	150,007	254,203
Cost of goods sold - restructuring and asset impairments	—	—	3,048
Cost of goods sold - 409A expense	(5,455)	—	—

Total cost of goods sold	181,778	150,007	257,251
Gross margin	136,770	67,757	183,110
Gross margin as a percent of revenue	42.9%	31.1%	41.6%
Research and development	71,199	67,491	81,563
Selling, general and administrative	52,119	47,248	68,299
Goodwill impairment	—	7,179	—
Restructuring and asset impairments	2,093	5,396	15,968
409A expense	(17,893)	982	761
Legal judgment	—	4,647	—

Total operating expenses	107,518	132,943	166,591

Operating income (loss)	29,252	(65,186)	16,519
Operating margin as a percent of revenue	9.2%	-29.9%	3.8%
Other income (expense), net	(368)	2,869	9,017

Income (loss) before income taxes	28,884	(62,317)	25,536
Income tax expense	12,087	26,173	16,663

Net income (loss)	$16,797	$(88,490)	$8,873

Net income (loss) per share:
Basic net income (loss) per share	$0.13	$(0.70)	$0.07

Diluted net income (loss) per share	$0.13	$(0.70)	$0.07

Number of shares used in per share calculations:
Basic	126,774	126,273	125,527

Diluted	127,890	126,273	126,819

Lam Announces Financial Results for the September 2009 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 27, 2009	June 28, 2009
	(unaudited)	(1)
ASSETS
Cash and cash equivalents	$361,163	$374,167
Short-term investments	215,031	205,221
Accounts receivable, net	325,756	253,585
Inventories	220,083	233,410
Deferred income taxes	49,140	69,043
Other current assets	61,128	60,401

Total current assets	1,232,301	1,195,827
Property and equipment, net	211,348	215,666
Restricted cash and investments	185,010	178,439
Deferred income taxes	24,451	17,007
Goodwill and intangible assets	254,847	260,787
Other assets	87,148	84,145

Total assets	$1,995,105	$1,951,871

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$336,911	$340,763

Long-term debt and capital leases	$35,787	$40,886
Income taxes payable	105,925	102,999
Other long-term liabilities	12,722	14,134
Stockholders’ equity	1,503,760	1,453,089

Total liabilities and stockholders’ equity	$1,995,105	$1,951,871

1	Derived from audited financial statements

Lam Announces Financial Results for the September 2009 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	September 27, 2009	June 28, 2009	September 28, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$16,797	$(88,490)	$8,873
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	17,681	17,694	17,896
Deferred income taxes	12,482	19,913	(12,407)
Equity-based compensation expense	13,958	13,358	15,408
Income tax benefit on equity-based compensation plans	(89)	(1,173)	5,039
Excess tax benefit on equity-based compensation plans	(368)	(237)	(4,269)
Goodwill impairment	—	7,179	—
Restructuring and asset impairments	2,093	5,396	19,016
Other, net	1,159	2,535	2,665
Changes in operating asset accounts	(61,009)	(34,295)	(9,089)

Net cash provided by (used for) operating activities	2,704	(58,120)	43,132

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures and intangible assets	(5,832)	(5,848)	(15,151)
Acquisitions of businesses, net of cash acquired	—	—	(2,427)
Net sales (purchases) of available-for-sale securities	(9,775)	93,056	6,980
Purchase of other investments	(961)	—	—
Transfer of restricted cash and investments	(6,571)	(44,458)	(16,128)
Other	—	2,000	—

Net cash provided by (used for) investing activities	(23,139)	44,750	(26,726)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt and capital lease obligations	(1,915)	(911)	(2,390)
Net proceeds from issuance of long-term debt	284	—	127
Excess tax benefit on equity-based compensation plans	368	237	4,269
Treasury stock purchases	(2,356)	(3,197)	(2,755)
Reissuances of treasury stock	5,761	6,271	7,584
Proceeds from issuance of common stock	2,256	6,287	3,150

Net cash provided by financing activities	4,398	8,687	9,985

Effect of exchange rate changes on cash	3,033	4,202	(13,496)
Net increase (decrease) in cash and cash equivalents	(13,004)	(481)	12,895
Cash and cash equivalents at beginning of period	374,167	374,648	732,537

Cash and cash equivalents at end of period	$361,163	$374,167	$745,432

Lam Announces Financial Results for the September 2009 Quarter

Reconciliation of U.S. GAAP Net Income (Loss) to Ongoing Net Income (Loss)

(in thousands, except per share data)

(unaudited)

	Three Months Ended	Three Months Ended
	September 27, 2009	June 28, 2009
U.S. GAAP net income (loss)	$16,797	$(88,490)
Pre-tax non-ongoing items:
Goodwill impairment - operating expenses	—	7,179
Legal judgment - operating expenses	—	4,647
Restructuring and asset impairments - operating expenses	2,093	5,396
409A expense - cost of goods sold	(5,455)	—
409A expense - operating expenses	(17,893)	982
One-time contract termination costs - operating expenses	—	413
Net tax expense (benefit) on non-ongoing items	8,639	(4,556)
Net tax expense on resolution of certain tax matters	—	3,637
Net tax expense for valuation allowance	—	13,787

Ongoing net income (loss)	$4,181	$(57,005)

Ongoing net income (loss) per diluted share	$0.03	$(0.45)

Number of shares used for diluted per share calculation	127,890	126,273

Reconciliation of U.S. GAAP Gross Margin, Operating Expenses and Operating Income (Loss) to Ongoing Gross Margin, Operating Expenses and Operating Income (Loss)

(in thousands, except percentages)

(unaudited)

	Three Months Ended	Three Months Ended
	September 27, 2009	June 28, 2009
U.S. GAAP gross margin	$136,770	$67,757
Pre-tax non-ongoing items:
Pre-tax 409A expense - cost of goods sold	(5,455)	—

Ongoing gross margin	$131,315	$67,757

U.S. GAAP gross margin as a percent of revenue	42.9%	31.1%
Ongoing gross margin as a percent of revenue	41.2%	31.1%
U.S. GAAP operating expenses	$107,518	$132,943
Pre-tax non-ongoing items:
Goodwill impairment - operating expenses	—	(7,179)
Legal judgment - operating expenses	—	(4,647)
Restructuring and asset impairments - operating expenses	(2,093)	(5,396)
One-time contract termination costs - operating expenses	—	(413)
409A expense - operating expenses	17,893	(982)

Ongoing operating expenses	$123,318	$114,326

Ongoing operating income (loss)	$7,997	$(46,569)

Ongoing operating margin as a percent of revenue	2.5%	-21.4%